Exhibit 99.1


[Fiserv Logo]



November 1, 2008




Mr. Jay Brown
MBIA Incorporated
113 King St.
Armonk, NY 10504

Re: Board Resignation

Dear Jay:

This letter shall serve as my resignation from the MBIA Board of Directors effective on or about November 3, 2008. My decision to resign is related to the demands of my role as CEO of Fiserv which are exacerbated by the current and anticipated market conditions.

I have enjoyed my time on the board and impressed by your leadership in this particularly challenging time in MBIAs history. I know the company will ultimately be successful with you and the board leading the transformation.

Thank you for the opportunity to be part of the board and please wish my colleagues and management all the best.

Very truly yours,

/s/ Jeffery Yabuki
------------------

Jeffery Yabuki



CC:  Claire Gaudiani
     Dan Kearney